Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	April 2, 2012
CONTACT:	Thomas D. Cestare Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP TO CLOSE SE FINANCIAL CORP MERGER APRIL 3

PHILADELPHIA, PENNSYLVANIA, April 2, 2012 — In a vote on March 15, 2012, shareholders of SE Financial Corp. (“SE Corp”) (Pink Sheets: SEFL), the holding company for St. Edmond’s Federal Savings Bank (“St. Edmond’s”) approved the merger pursuant to which Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the holding company for Beneficial Mutual Savings Bank (“Beneficial Bank”) will acquire all outstanding shares of common stock of SE Corp in a merger transaction.

On February 27, 2012, March 1, 2012 and March 29, 2012, Beneficial received notice from the Federal Reserve Bank of Philadelphia, Pennsylvania Department of Banking and the FDIC, respectively, of their approval of Beneficial’s merger with SE Corp. Beneficial will complete the acquisition on April 3, 2012.

“We are excited that the required approvals have been received and we will close the acquisition on April 3. With this merger, we can continue our focus on the Philadelphia Market and build on our 158 year heritage in community banking while providing even greater strength, size and stability for our customers, employees, shareholders and the communities we serve,” said Gerry Cuddy, Chairman and Chief Executive Officer of Beneficial.

Marcy C. Panzer, Chairman of SE Corp, said, “We are pleased to report that our shareholders voted overwhelmingly in favor of our merger with Beneficial. We are proud to be joining Beneficial, a company that has served the Philadelphia market for generations with similar values and a common commitment to local decision making, exceptional personal service and community support”.

The combined company will have approximately $5.0 billion in assets and 65 locations in Pennsylvania and New Jersey.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. Beneficial is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 60 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC; and wealth management services are offered through Beneficial Advisors, LLC, both wholly-owned subsidiaries of the Beneficial Bank. For more information about the Beneficial Bank and Beneficial, please visit www.thebeneficial.com.

About SE Financial Corp.

SE Financial Corp. is the holding company for St. Edmond’s Federal Savings Bank, a federally chartered stock savings institution with five Neighborhood Banking Offices serving South Philadelphia, Roxborough, Ardmore and Drexel Hill, Pennsylvania and Deptford, New Jersey. SE Financial Corp. is incorporated under the laws of the Commonwealth of Pennsylvania and its executive offices are located at 1901-03 East Passyunk Avenue, Philadelphia, Pennsylvania 19148. For any questions regarding SE Financial Corp. please contact Pamela M. Cyr at (215) 468-1700. For more information about SE Corp. and St. Edmond’s, please visit www.stedmondsfsb.com.

Forward Looking Statements

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Beneficial’s and SE Corp’s current expectations, estimates and projections about future events. This includes statements regarding the timing of the merger completion, the business plans and integration efforts once the transaction is complete, Beneficial’s ability to expand its services and realize growth and efficiencies through the acquisition of SE Corp, Beneficial’s expectations regarding the internal rate of return on the acquisition, merger-related expenses and the impact of the transaction on Beneficial’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by the shareholders of Beneficial and SE Corp or by regulatory authorities, whether each of the other conditions to closing set forth in the merger agreement will be met, Beneficial’s ability to integrate SE Corp as planned and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Neither Beneficial nor SE Corp undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by Beneficial with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011.

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